UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2016

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2016, Verisk Analytics, Inc. (the “Company”) announced the election of Annell Bay and Kathleen Hogenson to its Board of Directors effective as of August 17, 2016. As a result of the additions of Ms. Bay and Ms. Hogenson, the size of the Company’s Board of Directors has increased from twelve to fourteen members. Ms. Bay will serve in the class of directors continuing until 2017 and such class will now consist of five members. Ms. Hogenson will serve in the class of directors continuing until 2018 and such class will now consist of five members.

There is no arrangement or understanding between Ms. Bay and any other person pursuant to which she was appointed to the Board. The Board is in the process of determining which committees Ms. Bay shall serve upon, if any. Ms. Bay is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. As a non-employee director, Ms. Bay will participate in the Company’s existing Director Compensation Plan, the terms of which are described in the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement filed with the U.S. Securities and Exchange Commission on April 1, 2016 (the “Proxy Statement”).

There is no arrangement or understanding between Ms. Hogenson and any other person pursuant to which she was appointed to the Board. The Board is in the process of determining which committees Ms. Hogenson shall serve upon, if any. Ms. Hogenson is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. As a non-employee director, Ms. Hogenson will participate in the Company’s existing Director Compensation Plan, the terms of which are described in the Company’s Proxy Statement.

A copy of the press release announcing the election of Ms. Bay and Ms. Hogenson to the Company’s Board of Directors is annexed as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 18, 2016 announcing the election of Annell Bay and Kathleen Hogenson to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: August 18, 2016	By:	/s/ Kenneth E. Thompson

		Name:	Kenneth E. Thompson
		Title:	Executive Vice President, General Counsel and Corporate Secretary